Exhibit 99.1

Galectin Therapeutics Announces Pricing of $9.8 Million

Registered Direct Offering

NORCROSS, Ga. (November 20, 2015) – Galectin Therapeutics Inc. (NASDAQ: GALT), the leading developer of therapeutics that target galectin proteins to treat fibrosis and cancer, today announced that it has entered into securities purchase agreement with certain institutional investors providing for the purchase and sale of 4,761,900 shares of common stock at a price of $2.06 per share and warrants to purchase up to 3,571,425 shares of common stock with an exercise price of $2.50 per share. The warrants will be exercisable six months following the closing date and will expire five years from the date they become exercisable. The gross proceeds of the offering are expected to be approximately $9.8 million.

The offering is expected to close on or about November 25, 2015, subject to satisfaction of customary closing conditions. Net proceeds of the offering, after placement and other fees and estimated expenses payable by Galectin Therapeutics are expected to be approximately $9.1 million. Galectin intends to use the proceeds for clinical trial expenses, other research and development expenses, and for general corporate purposes.

Roth Capital Partners acted as exclusive placement agent in connection with the offering.

The shares of common stock were offered pursuant to a shelf registration statement on Form S-3 (File No. 333-194747), which was declared effective by the United States Securities and Exchange Commission (“SEC”) on March 31, 2014. The warrants and shares issuable upon exercise of the warrants were offered in a concurrent private placement and have not been registered under the Securities Act of 1933, as amended. Galectin has agreed to file one or more registration statements with the SEC covering the resale of the shares of common stock issuable upon exercise of the warrants.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. A prospectus supplement relating to the shares of common stock will be filed by Galectin with the SEC. When available, copies of the prospectus supplement, together with the accompanying prospectus, can be obtained at the SEC’s website at www.sec.gov or from Roth Capital Partners, 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660, (800) 678-9147.

About Galectin Therapeutics

Galectin Therapeutics is developing promising carbohydrate-based therapies for the treatment of fibrotic liver disease and cancer based on the Company’s unique understanding of galectin proteins, which are key mediators of biologic function. Galectin seeks to leverage extensive scientific and development expertise as well as established relationships with external sources to achieve cost-effective and efficient development. The Company is pursuing a development pathway to clinical enhancement and commercialization for its lead compounds in liver fibrosis and cancer. Additional information is available at www.galectintherapeutics.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and use words such as “may,” “estimate,” “could,” “expect” and others. They are based on management’s current expectations and are subject to factors and uncertainties that could cause actual results to differ materially from those described in the statements. The Company’s current clinical trials and any future clinical studies may not produce positive results in a timely fashion, if at all, and could prove time consuming and costly. Plans regarding development, approval and marketing of any of Galectin’s drugs are subject to change at any time based on the changing needs of the Company as determined by management and regulatory agencies. Regardless of the results of any of its development programs, Galectin may be unsuccessful in developing partnerships with other companies or raising additional capital that would allow it to further develop and/or fund any studies or trials. Galectin has incurred operating losses since inception, and its ability to successfully develop and market drugs may be impacted by its ability to manage costs and finance continuing operations. For a discussion of additional factors impacting Galectin’s business, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and subsequent filings with the SEC. You should not place undue reliance on forward-looking statements. Although subsequent events may cause its views to change, management disclaims any obligation to update forward-looking statements.

Contacts:

Jack Callicutt, Chief Financial Officer

(678) 620-3186

ir@galectintherapeutics.com.

LHA

Kim Golodetz

(212) 838-3777

kgolodetz@lhai.com

Galectin Therapeutics and its associated logo is a registered trademark of Galectin Therapeutics Inc.

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